BRENDAN TECHNOLOGIES, INC.
EMPLOYMENT AGREEMENT
This Employment Agreement (the "Agreement") is made this day of November 1, 2004 by and between Brendan Technologies, Incorporated, a Michigan corporation ("Company") and John R. Dunn, II ("Employee").
W I T N E S S E T H:

WHEREAS, the Company agrees to employ the Employee as its Chairman and Chief Executive Officer; and WHEREAS, the Employee desires to be continuously employed by the Company; and

WHEREAS, the parties hereto are desirous of entering into a formal agreement of employment.

NOW, THEREFORE, in consideration of the premises and covenants herein contained, the parties covenant and agree as follows:

1.	EMPLOYMENT. The Company agrees to employ the Employee and the Employee agrees to be employed in the capacity of Chairman and Chief Executive Officer of the Company.

2.	DUTIES. The Employee shall diligently and conscientiously devote, on a full-time basis, his best efforts to the discharge of his duties as established from time to time by the Bylaws of the Company, the Board of Directors of the Company ("Board") and/or otherwise, and shall be under the supervision of the Board of Directors.

3.	COMPENSATION.

	a.	Salary. The Company shall pay the Employee a salary at a rate of nine thousand ($9,000) Dollars per month ($108,000 annually), subject to all applicable withholdings, for services rendered as the Company's Chairman and Chief Executive Officer. The Employee and the Company recognize that this salary is below the market average for this position and industry but is necessary to allow the Company to achieve a secure financial position. The Employee's base salary shall be reviewed in six months from the Agreement date, and may be adjusted based on performance and other relevant factors deemed reasonable by the Company. Thereafter, the Employee’s base salary shall be reviewed annually.

	b.	Other Benefits. The Employee shall be entitled to participate in any plan or program of employee benefits maintained by the Company as of the date hereof, and which may be hereafter adopted or modified by the Company, which is or shall be available to the Employee as a result of his employment by the Company pursuant to this Agreement, subject to the requirements of such plans or programs. A list of specific benefits to which the Employee shall be entitled is set forth in Exhibit A, a copy of which is attached hereto and is herein incorporated by reference.

Employment Agreement: John R. Dunn II

c.	Vacations. The Employee shall be entitled to thirty (30) days paid vacation each year.

d.	Confidentiality. Employee agrees to keep all information concerning salary, stock, and other compensation confidential. Failure to do so may be grounds for dismissal.

4.	TERM. Unless terminated earlier in accordance with Section 6 hereof, or renewed pursuant to Section 5 hereof, the term of this Agreement shall commence on the date hereof and shall continue for a period of seven (7) years thereafter.

5.	RENEWAL. This Agreement shall automatically renew for successive one-year periods at the end of the seven (7) year term, subject, however, to sixty (60) days written notice of termination by either party hereto prior to the commencement of any such renewal period. The terms and conditions of this Agreement shall apply during any such renewal period.

6.	TERMINATION. Notwithstanding any provision herein to the contrary, during the term of this Agreement, or during any period following an automatic renewal under Section 5 hereof, the Company's employment of the Employee under this Agreement shall be terminated:

	a.	Upon the Employee's death.

	b.	Upon the Disability (as that term is defined herein) of the Employee. For purposes of this Agreement the Disability of an Employee shall mean an illness, injury, or physical or mental condition of the Employee occurring for a period of six consecutive months from the commencement of such illness, injury or condition which results in the Employee's inability during such period to perform substantially all of his regular duties to the Company. In the event the Company and the Employee do not agree on whether the Employee suffered a Disability within the meaning of this Section 6, then the issue shall be settled by binding arbitration under the rules and regulations of the American Arbitration Association, and the decision or award of the arbitrator or arbitrators in such arbitration shall be final, conclusive and binding upon the parties thereto and judgment may be entered thereon in any court of competent jurisdiction.

	c.	By the Company for "just cause" (as that term is defined herein). For purposes of this Agreement, "just cause" shall mean dishonesty, nonfeasance, misfeasance or malfeasance in the performance of the Employee's duties contemplated by this Agreement, including but not limited to the failure by the Employee to adhere to the policies of the Board.

	d.	In the event of the termination of this Agreement for any of the reasons set forth above in subparagraphs 6(a), 6(b), or 6(c), the Employee shall be entitled to the base salary earned by him prior to the date of termination, but shall not be entitled to any bonus which might otherwise be payable to the Employee.

	e.	By the Employee at any time for "good reason", upon not less than thirty (30) days prior written notice to the Company specifying in reasonable detail the reason therefor, provided that the Company shall be entitled, by providing written notice of the Employee within fourteen (14) days after receipt of the foregoing notice, to require that the proposed

Employment Agreement: John R. Dunn II

resignation for "good reason" first be submitted to arbitration in accordance with Section 8 hereof, by which arbitration shall determine whether "good reason" actually exists. For purposes of this Section, "good reason" means any of the following:
i.	The failure of the Company, within thirty (30) business days after the Employee has provided written notice to the Board of Directors of the Company (with a copy to the Chairman of the Company's Compensation Committee, if any), requesting any payment of Base Salary, material reimbursable expenses or incentive bonus due and owing to the Employee hereunder, to make said payment to the Employee;

ii.	The Company requires the Employee to be based at any office or location more than 100 miles from the office at which the Employee is based on the Effective Date, except for travel reasonably required in the performance and discharge of the Employee's tasks and duties hereunder, and unless the Company and the Employee agree that such requirement shall not constitute "good reason";

iii.	Any failure by the Company to obtain the assumption of this Agreement by any successor of the Company;

iv.	The Company merges into or consolidates with another entity, or is subject in any way to a transfer of a substantial amount of its assets, resulting in the assets, business or operations of the Company being controlled by an entity or individual other than the Company (a "Change of Ownership"), or there occurs any "Change in Control" (as defined below) of the Company or there is a significant change in the nature and scope of the duties and powers of the Employee, as outlined in paragraph 2, or the Employee reasonably determines that, as a result of the occurrence of one or more of the events described in subparagraph 6(e), he is unable to exercise or perform the powers, functions or duties as set forth in this Agreement, then the Employee shall be entitled, upon giving thirty (30) days advance written notice to the Company, to terminate this Agreement and shall within 90 days after the effective date of such termination, receive a lump sum amount equal to his base salary for twenty-four (24) months at the rate in effect on the date such notice is given to the Company. In addition, the Employee shall fully vest in all outstanding options as of the date of such written notice, and shall have the right to exercise such options within 90 days after the effective date of termination, in accordance with the terms and provisions of the Plan.

v.	Any material change by the Company in the Employee's function, duties, or responsibilities from those contemplated herein, without the prior written consent of the Employee, which consent shall not be unreasonably withheld; or

vi.	Any pattern or practice of harassment or other malicious conduct by the Board of Directors of the Company or the Company's senior management intended to provoke the Employee's resignation.

Upon such termination, the Company shall pay to the Employee the amounts as set forth in Section 6(f) hereof.

Employment Agreement: John R. Dunn II

"Change in Control" shall, for purposes of this Agreement, be deemed to have taken place if (i) a third person, including a group of individuals or entities, becomes the beneficial owner of shares of the Company having fifty (50%) percent or more of the total number of votes that may be cast for the election of Directors of the Company, or (ii) as a result of, or in connection with any cash tender or exchange offer, merger, consolidation or other business combination, or sale of assets, or any combination of the foregoing events, the persons who are directors of the Company before the occurrence of such event or events cease to constitute twenty-five (25%) percent of the Board of Directors of the Company.

f.	Notwithstanding any other provision in this Agreement to the contrary, the Company may terminate this Agreement upon giving to the Employee ninety (90) days advance written notice of such termination. In the event the Company terminates this Agreement pursuant to this paragraph 6(f), the Company shall pay to the Employee or, in the event of the Employee's death subsequent to termination of this Agreement, to the Employee's estate a monthly sum equal to the highest monthly rate of base salary paid to the Employee during the Contract Term pursuant to paragraph 4 of this Agreement. Such payments shall commence on the last day of the month next following the termination of employment of the Employee and shall continue as follows:

	i.	If the Employee shall have been willing to continue in the employ of the Company, and shall have been in the continuous employ of the Company since the effective date of this Agreement, and if such termination shall occur prior to the Employee's normal retirement date, such payment shall continue, except as otherwise provided in subparagraph 6(f)(ii) below, until the last day of the twenty-fourth (24th) full calendar month following the termination of employment of the Employee.

	ii.	Regardless of whether the provisions of subparagraph 6(f)(i) are otherwise applicable, such payments shall not continue beyond the earliest of (i) the last day of the month preceding the Employee's normal retirement date and (ii) the last day of the month next preceding the month in which the Employee shall, with his written consent, commence receiving his retirement allowance under any pension plan of the Company. For purposes of this Agreement, the term "retirement" or "normal retirement date" shall mean the last day of the month during which the Employee attains the age of 65. In the event this Agreement is terminated pursuant to this subparagraph 6(f), the Employee shall be entitled to any bonus which might otherwise be payable to the Employee for any bonus period in which this Agreement is terminated.

	iii.	In addition to the foregoing, the Employee shall immediately vest in any options to purchase the Company’s stock which have been issued to him, and he shall have 90 days from the date of termination in which to exercise such options.

7. NONDISCLOSURE OF CONFIDENTIAL INFORMATION. The Employee agrees that during the Contract Term, and at all times thereafter, any data, figures, projections, estimates, customer lists, tax records, personnel histories and records, information regarding sales, information regarding  properties and any other information regarding the business, operations, properties or personnel of

Employment Agreement: John R. Dunn II

the Company (collectively referred to herein as the "Confidential Information") disclosed to or acquired by the Employee shall be held in confidence and treated as proprietary to the Company, and the Employee agrees not to use or disclose any Confidential Information without the prior written consent of the Company; provided, however, that no such prior written consent shall be required for the disclosure and use by the Employee of Confidential Information to promote and advance the business interests of the Company (including disclosure of information reasonably requested by underwriters) or in response to any lawful process of a court or government agency, whether state, federal or local, such as a subpoena, summons, discovery request in the course of a court or administrative proceeding, which requires the Employee's response, whether sworn or unsworn, or when a response is otherwise required by applicable law.

8.	SETTLEMENT OF CONTROVERSY AND EXPENSES.

	a.	Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Wayne County, Michigan in accordance with the Voluntary Labor Arbitration Rules of the American Arbitration Association then in effect.

The arbitrator shall be chosen mutually by the parties and shall not have jurisdiction or authority to change, add to or subtract from any of the provisions of this Agreement. The arbitration decision shall be final and binding and judgment may be entered on the arbitrator's award in any court having jurisdiction.

	b.	In the event proceedings are brought to enforce any provision in this Agreement and the Employee prevails, then he shall be entitled to recover from the Company his reasonable costs and expenses of the proceeding, including reasonable fees and disbursements of counsel and what would otherwise be the Employee's portion of the costs of arbitration. If the Company prevails, then each party shall be responsible for his/its respective costs, expenses and attorneys fees and the costs of arbitration shall be equally divided. In the event it is determined that the Employee is entitled to compensation, legal fees and expenses hereunder, he also shall be entitled to interest thereon, payable to him at the prime rate of interest of Manufacturers National Bank of Detroit, as in effect from time to time during the period from the date such amounts should have been paid to the date of actual payment. For purposes of determining the date when legal fees and expenses are payable, such amounts are not due until 30 days after notification to the Company of such amounts.

9.	TERMINATION PAYMENT MAXIMUM. If any payments under this Agreement, when aggregated with any other payments by the Company to the Employee from other policies, plans and agreements of the Company that are deemed to constitute "golden parachute" payments (as defined in §280G of the Internal Revenue Code of 1986, as amended) ("Code"), exceed the maximum amount of golden parachute compensation under §§280G and 4999 of the Code that may be paid without tax penalties to the Employee and the loss or partial loss of the compensation tax deduction to the Company, then the Employee shall specify which of his payments from the Company shall be reduced until his aggregate golden parachute compensation reaches the highest amount permissible without triggering tax penalties to the Employee and the loss or partial loss of the compensation tax deduction to the Company under Code §§280G and 4999. Provided, however, that when the Employee designates which of his golden parachute payments from the Company shall be reduced to meet the limitations under Code §§ 280G and 4999, no change in the timing of the payments shall be made without the consent of the Company.

Employment Agreement: John R. Dunn II

10.	WAIVER. Failure by either party to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver by that party of any such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of any such right or power at any other time or times.

11.	SEVERABILITY. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

12.	NONTRANSFERABILITY. Neither the Employee, nor his heirs, assigns or estate shall have the right to assign, encumber or dispose of any payment or right hereunder, which payment and right is expressly declared nonassignable and nontransferable, except as otherwise specifically provided herein.

13.	SUCCESSORS AND ASSIGNS. The Company and the Employee bind themselves, and their respective partners, successors, assigns, heirs and legal representatives to all of the terms and conditions of this Agreement.

14.	ASSIGNMENT. This Agreement, and any or all rights hereunder, may not be assigned, in whole or in part, by the Employee. The Company may assign this Agreement, in whole or in part, and any or all of its rights hereunder.

15.	NOTICES.

	a.	Every notice of other communication required or permitted to be given under this Agreement ("Notice") shall be in writing and shall be given by registered or certified mail, postage prepaid, return receipt requested, or by delivering such Notice personally or causing such Notice to be delivered by reputable air courier or otherwise. All such Notices shall be mailed or delivered to the Parties at the following addresses:

If to the Company:
Brendan Technologies, Inc. 2236 Rutherford Road, Suite 107 Carlsbad, CA 92008 Attn: Dr. John R. Dunn II, Chairman and CTO
If to the Employee:
John R. Dunn, II 2236 Rutherford Road, Suite 107 Carlsbad, CA 92008
or such other addresses as the parties may from time to time designate by written notice. Delivery under this Paragraph 16, when by mail, shall be effective as of the date upon which the return receipt is accepted or

Employment Agreement: John R. Dunn II

refused. A Notice personally delivered under this Section 15 shall be effective upon such delivery or, if delivery is refused, upon such refusal.

16.	ENTIRE AGREEMENT. The foregoing provisions contain the entire agreement of the parties hereto, and no modification hereof shall be binding upon the parties unless the same is in writing and signed by the respective parties hereto.

17.	APPLICABLE LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Michigan.

18.	COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but such counterparts together shall constitute one instrument.

In Witness the parties, intending to be legally bound, set their hands and seals this  ____________ day of  ___________________________, 200__.

BRENDAN TECHNOLOGIES, INC.                         EMPLOYEE
By: ___________________________________                 By: _______________________________________
Title: __________________________________

Employment Agreement: John R. Dunn II

EXHIBIT A

EMPLOYEE PLANS AND PROGRAMS

1.	HEALTH AND LIFE INSURANCE

Health insurance with family coverage consistent with the health insurance provided other executives of the Company.